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                                                                  EXHIBIT 11


                               QUANEX CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)

                                                                Three Months Ended                 Six Months Ended
                                                                    April 30,                          April 30,
                                                            ----------------------------       ----------------------------
                                                               1994             1993             1994              1993
                                                            -----------      -----------       -----------      -----------
                                                                                      (Unaudited)

Net income (loss) ....................................      $     3,777      $     1,902       $     5,545      $     2,388
Preferred dividend requirements ......................           (1,483)          (1,483)           (2,967)          (2,967)
                                                            -----------      -----------       -----------      -----------
Net income attributable to
  common stockholders ................................      $     2,294      $       419       $     2,578      $      (579)
                                                            ===========      ===========       ===========      ===========
Weighted average shares
  outstanding-primary ................................           13,446           13,607            13,431           13,626
                                                            ===========      ===========       ===========      ===========
Earnings (loss) per common share - primary ...........             0.17             0.03              0.19            (0.04)
                                                            ===========      ===========       ===========      ===========




Net income (loss) ....................................      $     3,777      $     1,902       $     5,545      $     2,388

Weighted average shares
  outstanding-primary ................................           13,446           13,607            13,431           13,626
Effect of common stock equivalents
  arising from stock options .........................                8               84                20               95
Preferred stock assumed converted
  to common stock ....................................            2,738            2,738             2,738            2,738
                                                            -----------      -----------       -----------      -----------
Weighted average shares
  outstanding-fully diluted ..........................           16,192           16,429            16,189           16,459
                                                            ===========      ===========       ===========      ===========

Earnings (loss) per common share - assuming
  full dilution ......................................      $      0.23      $      0.12       $      0.34      $      0.15
                                                            ===========      ===========       ===========      ===========




